Exhibit 92.3

Preferred Investment Solutions Corp.

900 King Street, Suite 100

Rye Brook, NY 10573

Telephone: (914) 307-7000

Fax: (914) 307- 4045

March 30, 2007

Re: Futures Strategic Trust

Dear Investor:

Please be advised that effective March 30, 2007, Futures Strategic Trust (“FST”) will allocate all of its assets to Winton Capital Management Limited’s Diversified Program through an investment in WCM Pool LLC, an aggregate trading vehicle.

Winton’s Diversified Program consists of trading a portfolio of more than 120 commodity interests (subject to regulatory and client constraints) on major commodity exchanges and forward markets worldwide, employing a totally computerized, technical, trend-following trading system developed by its principals. This system tracks the daily price movements from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk. If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

This letter is a notice of the change and no action is required. However, if you’d like more information on the change please contact your Financial Advisor or alternatively you may contact Investor Services at 914.307.4000.

Best regards,

/s/ Jennifer Moros
Jennifer Moros
Senior Vice President, Marketing and Investor Services
Preferred Investment Solutions Corp.